                                                                                                                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                                    Contact:          Donald Radcliffe

                                                                                                                                 Radcliffe & Associates, Inc.

                                                                                                                                 212-605-0201

JENNIFER CONVERTIBLES AGREEMENT
TO OPEN THREE ASHLEY FURNITURE HOMESTORES IN NEW YORK

Woodbury, New York *** November 1, 2006*** Jennifer Convertibles, Inc. (AMEX: JEN) announced today that it has signed the first of three Trademark Usage Agreements to open three licensed Ashley Furniture HomeStores in New York.  Ashley Furniture HomeStores is the second largest retail furniture company in America, with estimated retail revenue in excess of $1.5 billion in its owned and licensed HomeStores.  The Ashley Furniture HomeStores network consists of 273 stores nationwide.  Jennifer expects to open its first store within six months, which will be the first Ashley Furniture HomeStore in Metro New York. Jennifer plans to open the other two Ashley Furniture HomeStores within 18 months.

Harley J. Greenfield, Chief Executive Officer of Jennifer said, “We believe this is an extraordinary opportunity for Jennifer.  We should be able to capitalize on our back office infrastructure and our advertising expertise in our core market.  Opening of these licensed HomeStores, which are approximately ten times the size of a typical Jennifer Convertibles store, will allow us to significantly grow our top line and add to profitability in a relatively short time”.

Mr. Greenfield added, “We have been a customer of Ashley Furniture for more than 15 years. Ashley Furniture is the parent of the licensed Ashley Furniture HomeStores and is the World’s largest furniture manufacturer with wholesale sales approaching $3 billion.  We feel this relationship is an excellent fit for Jennifer, allowing us to leverage much of our Jennifer experience in the successful Ashley Furniture HomeStores environment, without having a negative impact on our current operations”.

Jennifer Convertibles is the owner and licensor of the largest group of sofabed specialty retail stores in the United States, with 174 Jennifer Convertiblesâ stores and is the largest specialty retailer of leather furniture with 16 Jennifer Leather stores.  As of October 30, 2006, the Company owned 166 stores and licensed  24 stores . Of the 24 stores, 23 are owned and operated by a related private company and one is managed by the private company.  --

Statements in this press release other than the statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, including changes in retail demand, vendor performance and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release. The Company disclaims, however, any interest or obligations to update these forward-looking statements.